Exhibit 10.14

AMENDMENT to the

EMPLOYMENT AGREEMENT

between

Nivalis Therapeutics, Inc.

and

Janice M. Troha (“Employee”)

WHEREAS, Nivalis Therapeutics, Inc. (the “Company”) and the Employee entered into an employment agreement (the “Agreement”) effective as of November 1, 2012, as amended;

WHEREAS, the Company and the Employee desire to amend the Agreement to change the provision relating to accelerated vesting of stock options in connection with Termination/Severance;

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the parties agree as follows:

1.

A new Section 5(e) shall be inserted in the Agreement as follows and the sections currently designated as Section 5(e), 5(f), 5(g) and 5(h), and all cross references in the Agreement thereto, shall be amended to be designated as Section 5(f), 5(g), 5(h) and 5(i), respectively:

(e)The Employee may terminate this Agreement upon at least thirty (30) days’ notice for Good Reason. “Good Reason” means (A) a ten percent (10%) or more reduction in Employee’s salary to which Employee has not consented; (B) a material diminution in Employee’s authority, duties or responsibilities without Employee’s consent (which shall not include a change in reporting obligations resulting from a Corporate Transaction); (C) a requirement by the Company, without Employee’s consent, that Employee’s primary work site be relocated to a site that is more than twenty five (25) miles away from Employee’s work site prior to the Corporate Transaction; or (D) any other action or inaction that constitutes a material breach by the Company of Employee’s employment agreement, if any.  Notwithstanding the foregoing, a termination of Employee for Good Reason shall not have occurred unless (i) Employee gives written notice to the Company, of termination within thirty (30) days after Employee first becomes aware of the occurrence of the circumstances constituting Good Reason, specifying in reasonable detail the circumstances constituting Good Reason, (ii) the Company has failed within thirty (30) days after receipt of such notice to cure the circumstances constituting Good Reason, and (iii) Employee terminates employment within five (5) days after the Company’s cure period ends.

2.	Section 5(f) (as newly designated pursuant to Section 1 of this Amendment) is amended and restated in its entirety to read as follows:

(f)   If this Agreement is terminated by the Company prior to the end of the term pursuant to any provision other than 5(a) or 5(c), or by the Employee pursuant to Section 5(e), then (i) the Company shall pay to Employee twelve (12) month’s salary, or the amount due Employee through the remainder of the term, whichever is greater, in equal monthly installments, subject to all applicable deductions and withholdings; (ii) the Company shall provide Employee with paid COBRA benefits during the twelve-month period following the Termination Date; and (iii) the Company shall cause any issued but unvested options scheduled to vest in the year of termination to immediately vest in full.

3.	Section 5(g) (as newly designated pursuant to Section 1 of this Amendment) is amended and restated in its entirety to read as follows:

(f)If a Change in Control occurs, then all outstanding options granted to Employee shall immediately vest (to the extent they are not already vested).

4.	Except as amended herein, the provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed and Employee has hereunto set his hand as of January 12, 2017.

NIVALIS THERAPEUTICS, INC.

By:	/s/ R. Michael Carruthers
Name:	R. Michael Carruthers
Title:	Chief Financial Officer
Date:	1/12/17

EMPLOYEE

By:	/s/ Janice M. Troha
Janice M. Troha